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Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”), is entered into on this 15th day of May, 2007 by and between Comprehensive Health Management, Inc., a Florida corporation, on behalf of itself and any of its affiliates, parent companies or subsidiaries (collectively the “Company”), and Imtiaz Sattaur, an individual (“Executive”).

WHEREAS, Executive entered into a Restrictive Covenant Agreement on December 12, 2003 (the “Restrictive Covenant Agreement”) with the Company which generally prohibits Executive, for a one year period, from (1) accepting employment with a competitor; (2) soliciting, hiring or recruiting employees of the Company; (3) requesting or advising any provider, member or agent of the Company to withdraw, curtail, alter, modify or cancel its dealings with the Company; and (4) disparaging the Company at any time after the termination of his employment;

WHEREAS, Executive entered into a Confidentiality Agreement with the Company on December 12, 2003 (the “Confidentiality Agreement”) which (1) obligates Executive to return all Company property and materials and any copies thereof, whether in electronic or hard copy form; and (2) prohibits Executive from ever using or disclosing any confidential information of the Company;

WHEREAS, Executive entered into numerous stock option agreements and restricted stock agreements (the “Equity Agreements”) during his employment which required Executive, in exchange for the right to vest and exercise valuable stock options and shares of restricted stock, to agree to certain covenants including but not limited to the commitment not to compete with the Company for a period of up to one year after his termination of employment;

WHEREAS, the parties have agreed to resolve certain matters related to Executive’s termination of service and to ensure that Executive complies with his duties and obligations to the Company;

WHEREAS, the Company wishes to provide certain termination consideration, in exchange for Executive’s covenants contained in this Agreement;

WHEREAS, Executive represents and warrants that he has not engaged in any action which would violate his existing commitments regarding non-solicitation and recruitment of Company employees as reflected in the Restrictive Covenant Agreement; and

WHEREAS, Executive and the Company would like to formalize their agreement regarding the termination of their relationships.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, which covenants and agreements constitute good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Unconditional and Full General Release of All Claims. In exchange for the financial consideration set forth in Section 2 below, Executive on his behalf and on behalf of his agents, heirs, administrators, executors, attorneys and assigns, and anyone acting or claiming on each of their respective behalves, hereby covenants never to sue, releases, waives, acquits, and forever discharges the Company, its divisions, subsidiaries, affiliates, parents, related entities, and their respective past or present employees, officers, directors, stockholders, partners, investors, executives, managers, agents, attorneys, representatives, successors and assigns, and anyone acting on their joint or several behalf (collectively, the “Releasees”), from any and all claims, actions, causes of action, demands, damages, suits in equity, costs, expenses, liabilities, or other losses, of any kind whatsoever, whether known or unknown, which exist or may exist from the beginning of time up to and including the date of Executive’s execution of this Agreement or which in any way arise from, grow out of, or are related to events or circumstances that occurred on or prior to the date of Executive’s execution of this Agreement, including but not limited to any matter related to Executive’s employment with the Company or the termination thereof. By way of example only and without limiting the immediately preceding sentence, as used herein the terms “claims,” “causes of action” and “demands” shall include, and Executive agrees that neither Executive nor Executive’s representative(s) shall file, or cause to be filed, a charge, complaint, lawsuit, or any other claim against the Releasees with respect to, (a) any federal, state, or local employment law or statute, including, but not limited to Title VII of the Civil Rights Act(s) of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act or Chapters 448 or 760 of the Florida Statutes, or (b) any claim based on the existence or breach of oral or written contracts of employment, the negligence of any Releasee, negligent or intentional misrepresentations, promissory estoppel, interference with contract or employment, defamation or damage to business or personal reputation, assault and battery, negligent or intentional infliction of emotional distress, unlawful discharge in violation of public policy, discrimination, retaliation, wrongful discharge, sexual harassment, whistleblowing, breach of implied covenant of good faith, fraud, stock fraud, equity, tort, intellectual property, personal injury, spoliation of evidence, wage and hour law, statute or common law, claims for severance pay, claims related to equity compensation and/or fringe benefits, claims for attorneys’ fees, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages or liquidated damages. Notwithstanding the foregoing, Executive shall not be deemed to have released any of the following claims: (i) claims for indemnity or contribution or claims for coverage under any D&O insurance policies maintained by the Company or its subsidiaries, in each case, in respect of claims asserted against Executive in his capacity as an employee or officer of the Company or its subsidiaries, (ii) claims for vested retirement benefits or continued welfare coverage, (iii) claims based on events occurring after this agreement is executed by Executive or (iv) claims for payments from the Escrow (as defined below) in accordance with the terms of this Agreement and the Escrow Agreement (as defined below).

2. Financial Consideration.

(a) In exchange for Executive’s commitments as outlined in this Agreement, the Company shall provide to Executive a lump-sum separation payment in the amount of $135,000, less all applicable withholding taxes and will reimburse Executive for the monthly premium costs incurred by Executive during the 12 month period commencing May 1, 2007 in connection with continuing the health insurance coverage of Executive and his eligible dependents pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended. The Company shall make such payment to Executive within ten days of the later of (i) the Effective Date or (ii) the date of execution of this Agreement by Executive. Executive shall not accrue or be eligible for any salary, pay, benefits, or other consideration from the Company other than as outlined herein. Executive acknowledges and agrees that Executive is not otherwise entitled to any severance pay.

(b) Executive acknowledges that, absent this Agreement, Executive has no legal, contractual or other entitlement to the consideration set forth in this Section 2 and that such consideration constitutes valid and sufficient consideration for Executive’s release of claims and other obligations set forth in this Agreement.

3. Severance of Employment. Pursuant to this Agreement, Executive agrees and recognizes that Executive voluntarily resigned his employment relationship with the Company on April 6, 2007 (the “Separation Date”).

4. Acceptance of Agreement; Revocation. This Agreement was received by Executive on April 6, 2007. Executive may accept this Agreement by returning a signed original to the Company. This Agreement shall be withdrawn if not accepted as provided in the previous sentence on or before May 18, 2007. Executive shall have seven days after signing this Agreement to revoke it by delivering written confirmation of revocation to the Company within such seven day period. This Agreement will not become effective until the revocation period has expired without revocation of this Agreement by Executive (the “Effective Date”).

5. Future Employment. Executive agrees that Executive will not seek reinstatement or apply for future employment with the Company or any of its present or future affiliates.

6. Non-Competition; Non-Solicitation.

(a) Executive agrees that he will abide by all covenants he has previously agreed to observe, including but not limited to the Covenants (as hereinafter defined).

(b) Executive agrees that, to the extent Executive intends to accept employment with, or provide consulting or other services to, any entity that is engaged, directly, indirectly or through an affiliate, in the healthcare industry (the “Employer”) during the Restricted Period (as hereinafter defined), Executive shall: (1) provide copies to the Employer of the Covenants prior to accepting employment with, or providing services to, the Employer; (2) provide reasonable notice to the Company (no less than one month prior to assuming any employment responsibilities with, or providing services to, the Employer) of Executive’s intent to provide employment or other services of any kind; (3) provide information reasonably satisfactory to the Company regarding the nature of the work Executive intends to perform for the Employer and the nature of the business of the Employer and its affiliates to enable the Company to make a reasoned determination as to whether Executive’s services will violate any of the Covenants; (4) provide monthly certifications during the Restricted Period that Executive’s duties and responsibilities with the Employer are consistent with those described in clause (3) above and otherwise do not violate any of the Covenants; and (4) obtain from the Employer monthly certifications during the Restricted Period that are addressed directly to the Company that state that Executive’s duties and responsibilities with the Employer are consistent with those described in clause (3) above and otherwise do not violate any of the Covenants.

7. Confidential Information and Return of Company Property Executive has returned any and all Company property, including but not limited to laptop computer, blackberry, cell phone and any other equipment provided by the Company to Executive. Executive further agrees that neither Executive nor Executive’s affiliates will at any time for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Company or any of its affiliates, including without limiting the generality of the foregoing, methods or systems of its or their operation or management, any information regarding its or their financial matters, or any other material information (including member, subscriber and provider lists and identifying information regarding members and subscribers) concerning the business of the Company or any of its affiliates, its or their manner of operation, its or their plans or other material data (the “Business”). Executive agrees that neither Executive nor any of Executive’s affiliates shall retain any confidential or proprietary information, including, without limitation, any member, subscriber or provider lists, identifying information regarding members or subscribers, pricing methods, financial structures, correspondence, accounts, records, or any other documents or property made or held by Executive or any of Executive’s affiliates, or under Executive’s or any of Executive’s affiliates’ control, in relation to the Business of the Company or its affiliates, nor shall Executive or any of Executive’s affiliates retain any copy of any such confidential or proprietary information, all of which (whether in hard copy or electronic format and including all originals and copies) shall immediately be returned to the Company prior to mutual execution of this Agreement.

8. Nondisclosure of Terms.

(a)  Except as otherwise required by law, the parties agree that the terms and conditions of this Agreement are and shall remain confidential, it being understood that the Company shall be permitted to publicly file this Agreement if required by law. Except as specifically set forth herein, Executive shall not disclose the terms of this Agreement in whole or in part to any individual or entity without prior written consent of the Company.

(b)  Executive agrees that he will not disclose the terms of this Agreement to any person except (i) to members of Executive’s immediate family and Executive’s professional advisors, who shall be advised of the confidentiality provisions of this Section 8, (ii) to the extent required by a final and binding court order or other compulsory process, (iii) to any federal, state, or local taxing authority, or (iv) any entity with which Executive seeks employment consistent with the terms of Section 6. Upon Executive’s receipt of any order, subpoena, or other compulsory process demanding production or disclosure of this Agreement, Executive agrees that no later than ten business days prior to the date that such disclosure is to be made, Executive will notify the Company in writing of the requested disclosure, including the proposed date of the disclosure, the reason for the requested disclosure, and the identity of the individual or entity requesting the disclosure.

(c) Executive further understands and agrees that this Agreement shall not be admissible as evidence in any court proceeding or administrative proceeding, except that the Company or Executive may submit this Agreement to any appropriate forum in the event of an alleged breach of this Agreement.

9. Future Cooperation.

(a) Executive agrees to fully and completely cooperate with the Company, its advisors, and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future, in each case, to the extent Executive has knowledge relevant to such action. Such cooperation shall include making Executive available at reasonable times and places, taking into account Executive’s personal and business schedule, for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company.

(b)  If Executive is legally required to appear or participate in any proceeding that involves or is brought against the Company, Executive agrees to disclose to the Company no later than ten business days prior to the date that such disclosure is to be made what Executive plans to say or produce and otherwise cooperate fully with the Company.

(c)  The Company agrees to pay Executive at an hourly rate of $350 for services rendered by Executive at the request of the Company pursuant to this Section 9 (a) or (b).

(d)  Executive agrees to reasonably cooperate with the Company as necessary for the Company to comply with its public disclosure requirements, including providing information necessary to complete any D&O Questionnaire or any similar document.

10. Nondisparagement; No Communication Regarding the Company. Executive agrees that he shall not talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding the Company or any aspect of Executive’s prior employment therewith. Executive shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company or its past or present employees, officers, or other representatives. Further, Executive agrees that Executive will not talk about or otherwise communicate to any third parties regarding the Company, including but not limited to any aspect of Executive’s employment or the termination thereof, unless legally compelled to do so. The Company shall not authorize, and shall direct its executive officers and senior vice presidents to not make, any statements inconsistent with the statements set forth on Exhibit A. Nothing herein shall prevent either party from making truthful statements required to be made pursuant to applicable law.

11. Provisions Necessary and Reasonable. Executive agrees that (a) the provisions of Sections 6, 7 and 10 of this Agreement are necessary and reasonable to protect the Company’s confidential information and goodwill; and (b) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. The Company agrees that (a) the provisions of Section 10 of this Agreement are necessary and reasonable to protect the Executive’s reputation; and (b) in the event of any breach of any of the covenants set forth herein, Executive would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the Executive and the Company agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company and Executive may have at law, without posting any bond or security, the Company and Executive shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company’s or Executive’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

12. Treatment of Options. Exhibit B sets forth options to acquire shares of the Company’s common stock (“Shares”), that have been previously granted to Executive pursuant to the Wellcare Holdings, LLC 2002 Employee Option Plan (the “2002 Options”) and the Wellcare Health Plans, Inc. 2004 Equity Incentive Plan (the ”2004 Options” and, together with the 2002 Options, the “Options”), in each case, that are vested and exercisable on the date hereof. The Options shall remain outstanding and exercisable in accordance with their terms. All other unvested equity awards or options to acquire Shares granted to Executive shall be terminated as of the Separation Date. Promptly after, but in any event within ten business days after, any and all exercises of the Option(s), 40% of the net proceeds of such exercise(s) (i.e., after taking into account the payment of the applicable exercise price, any associated brokerage and interest costs and applicable taxes) (the “Escrowed Funds”) shall be deposited in escrow (the “Escrow”) and held until paid out in accordance with the Escrow Agreement (as hereinafter defined). The parties shall, in good faith, use commercially reasonable efforts to select a mutually agreeable Escrow agent and to negotiate and execute an Escrow Agreement (the “Escrow Agreement”) substantially in the form attached as Exhibit C, with such modifications as the Escrow Agent shall reasonably request, as soon as reasonably practicable after the date hereof. In the event the Escrow Agreement has not been executed by the date Executive exercises any Options, WellCare shall hold the Shares that would have been deposited in the Escrow and deposit such Shares in the Escrow promptly after full execution of the Escrow Agreement. The Escrowed Funds shall be paid to Executive in accordance with Section 5 of the Escrow Agreement if, during the period ending on the first anniversary of the Separation Date (or such shorter period during which the applicable Covenants contained in each such Agreement apply in accordance with their terms) (the “Restricted Period”), Executive complies with his duties and obligations imposed under this Agreement and under the Restrictive Covenant Agreement, Confidentiality Agreement and Equity Agreements (collectively, the “Agreements”) (including, without limitation, the non-competition, non-solicitation, non-interference and confidentiality covenants set forth in the Agreements) (the “Covenants”). Without in any way limiting other remedies available to the Company, the Escrowed Funds shall be paid to the Company in accordance with Section 5 of the Escrow Agreement, and Executive will forfeit any right or entitlement to any portion of the Escrowed Funds if, during the Restricted Period, the Executive fails to comply with this Agreement or the Covenants during the Restricted Period. This Section 12 shall supersede and replace the repurchase provisions included in the 2002 Options. For the sake of clarity, any amount that would have been paid to Executive pursuant to this Section 12 shall be paid, in the event of Executive’s death, to his estate or designated beneficiaries.

13. No Admission of Wrongful Conduct. Executive hereby acknowledges and agrees that, by the Company providing the financial consideration described above and entering into this Agreement, neither the Company nor the Releasees are admitting any unlawful or otherwise wrongful conduct or liability to Executive or Executive’s heirs, executors, administrators, assigns, agents, or other representatives.

14. Executive Acknowledgment. EXECUTIVE UNDERSTANDS AND AGREES THAT EXECUTIVE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND ACKNOWLEDGES THAT EXECUTIVE IS EXECUTING THIS AGREEMENT VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL AND THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT. Further, Executive acknowledges that Executive has had an opportunity to review this Agreement fully and to discuss its terms with legal counsel or any other advisor of Executive’s choice prior to its execution.

15. Ownership of Claims; No Filing of Claims. Executive represents, warrants and agrees that Executive has not heretofore assigned or transferred, or purported to assign or transfer, to any person, any claim or portion thereof or interest therein. Executive further represents and warrants that Executive does not presently have on file any claims, charges, grievances or complaints against any of the Releasees in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Releasees occurring prior to the Effective Date.

16. No Attorneys’ Fees or Costs. Each of Executive and the Company acknowledges and agrees that the other shall not be required to pay any attorneys’ fees or any other costs incurred in connection with the representation of either party in this matter.

17. Arbitration. Any dispute regarding any aspect of this Agreement, including its formation, or any act which would violate any provision in this Agreement (other than disputes with respect to alleged violations of the covenants contained in Sections 6, 7 or 10 hereof, and the Company’s pursuit of the remedies described in Section 11 hereof in connection therewith) shall be resolved in final and binding arbitration by an experienced employment law arbitrator licensed to practice law in Florida and selected in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such dispute. Judgment on any award rendered by such arbitrator may be entered in any court having proper jurisdiction.

18. No Representations. Executive represents and acknowledges that in executing this Agreement Executive is not relying upon and has not relied upon any representation or statement, other than as set forth herein, made by the Company or any agents, representatives, or attorneys of the Company with regard to the subject matter, basis or effect of this Agreement or otherwise.

19. Successors. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

20. Governing Law; Jurisdiction. This Agreement is made and entered into in the State of Florida, and shall in all respects be interpreted, enforced and governed by and under the internal laws of the State of Florida. Each of the undersigned hereby consents to the personal jurisdiction of the state and federal courts in the County of Hillsborough, Florida, for purposes of any action to enforce, or for a breach of, this Agreement.

21. Counterparts and Facsimile Execution. This Agreement may be executed and delivered (a) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and/or (b) by facsimile, in which case (i) the instrument so executed and delivered shall be binding and effective for all purposes, and (ii) the parties shall nevertheless exchange substitute hard copies of such facsimile instruments as soon thereafter as practicable (but the failure to do so shall not affect the validity of the instruments executed and delivered by facsimile).

22. Entire Agreement. This Agreement constitutes the entire agreement between the Company and Executive and this Agreement shall supersede any prior written or oral agreements, understandings, or arrangements between the parties regarding any of the items addressed in the sections above, except the terms of the Restrictive Covenant Agreement, the Equity Agreements and the Confidentiality Agreement, which agreements shall remain in full force and effect. Any modifications to this Agreement must be done in writing and signed by both parties.

23. Miscellaneous.

(a)  Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, terms, or provisions shall be deemed not to be a part of this Agreement.

(b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to include the others whenever the context so indicates or requires.

IN WITNESS WHEREOF, Executive and a duly authorized representative of the Company hereby certify that they have read this Agreement in its entirety and voluntarily executed it in the presence of competent witnesses, as of the date set forth under their respective signatures.

EMPLOYEE /s/ IMTIAZ SATTAUR Imtiaz Sattaur 5/15/07 Date /s/ FARAH D. SATTAUR Witness 5/17/07 Date	COMPANY COMPREHENSIVE HEALTH MANAGEMENT, INC. By: /s/ THADDEUS BEREDAY Thaddeus Bereday, Senior Vice President and General Counsel 5/15/07 Date /s/ MICHAEL HABER Witness 5/15/07 Date